EXHIBIT 10.15

LIST OF CERTAIN BENEFITS
AVAILABLE TO CERTAIN EXECUTIVE OFFICERS

The following benefits are available to some or all executive officers (among other persons), but not to all full-time employees of the registrant.

1)

If the Board has authorized a stock repurchase program, an executive may request the repurchase of shares of the registrant at the day’s volume-weighted average price with no payment of any fees or commissions if the repurchase of the shares is otherwise permissible under the authorized program.

2)

An automobile allowance is paid to certain executive officers and others up to a limit based on Internal Revenue Service guidance. The limit applicable to 2005 was $19,150 annually. In 2005 certain maintenance and repair expenses associated with automobiles covered by the allowance were reimbursed by the registrant.

3)

Employees above a certain grade level, including executive officers, who are members of a country club or other social organization and who use the club in part for business purposes may request payment of 50% of the annual dues associated with the club.

4)

The registrant’s disability insurance program generally is available to employees. Persons above a certain grade level, including executive officers, are paid an amount each year intended to reimburse premiums associated with the program.

5)	The registrant makes available or pays for tax preparation, tax consulting, estate planning, and financial counseling services for executive officers.

6)

The registrant occasionally allows certain employees, including executive officers, or their spouses to travel for personal purposes in company aircraft on trips that occur for business reasons. Such cases typically result in no additional costs for the registrant, since the seat filled would have otherwise been empty, but do result in the recognition of taxable income for the employee involved.

7)

On occasion spouses of certain employees, including executive officers, are asked by the registrant, for business reasons, to accompany the employee on a business trip or function. In those cases the registrant may pay the travel, accommodation, and other expenses of the spouse incidental to the trip or function, some or all of which can result in taxable income for the employee.

8)

The registrant provides a relocation benefit to a wide range of employees, including executive officers, under varying circumstances and subject to certain constraints. The benefit may be in the form of an allowance or a reimbursement of actual expenses.

9)	The registrant offers certain health club benefits to a wide range of employees, including executive officers.

10)

The registrant provides a cash allowance to certain employees, including executive officers, which is intended to defray expenses associated with goods and services purchased personally and used at least in part for business purposes (such as cell phone service).

11)

Payments are made to partly or fully cover tax obligations related to the benefits listed in paragraphs 2 and 4 and, in certain instances, 6 and 7 above. When taxes are covered fully, the benefit is, in effect, provided on an after-tax basis.